Exhibit 10.29

March 12, 2019

Darren W. Karst

Re:                             Separation of Employment

Dear Darren:

This letter agreement (this “Agreement”) confirms our understanding and agreement with respect to your separation of employment with Rite Aid Corporation (the “Company,” and together with you, the “Parties”). Capitalized terms not otherwise defined herein will have the meanings attributed to them in your employment agreement with the Company, effective as of July 24, 2014, as amended (the “Employment Agreement”).

1.                                      Employment Transition Period. The Parties have mutually agreed, in the interest of an orderly succession of your role, to continue your employment with the Company from March 12, 2019 through May 31, 2019 (such period, the “Employment Transition Period”), subject to the provisions of this Section 1 below. During the Employment Transition Period, the Parties agree that: (a) you will continue to receive your Base Salary in effect as of the date hereof plus all applicable benefits and perquisites, accrual and crediting of applicable amounts under the Company’s annual performance bonus plan, vesting of equity and other long-term incentive awards in accordance with the terms thereof and reimbursement of expenses, (less, in each case, applicable deductions and withholdings in accordance with Company’s usual payroll practices and procedures), and (b) you will continue in a full-time, non-executive, non-officer employment role reporting to the Company’s Chief Executive Officer (“CEO”), assisting with the transfer of your responsibilities and such other advisory activities as you and the CEO previously discussed in connection with this transition. You acknowledge that your last day of employment with the Company shall be May 31, 2019 (the “Separation Date”). Effective as of the date hereof, you hereby irrevocably resign from all positions you hold with the Company and its subsidiaries, including as Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer and agree to execute any additional documents required by the Company to effectuate such resignations. You agree that, following the Separation Date, you will not represent yourself to be associated in any capacity with the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”).

2.                                      Accrued Benefits Severance.

(a)                                 Whether or not this Agreement becomes effective pursuant to its terms, the Company will pay you the Accrued Benefits set forth on Appendix A hereto, less all applicable withholdings and deductions.

(b)                                 Provided that this Agreement becomes effective on the Release Effective Date (as defined in Section 5(c) below) and you remain in compliance with this Agreement (other than the requirement that you remain employed through the end of the Employment Transition Period) at all times, the Company will pay you the severance payments and benefits set forth on Appendix A items 2(a) through 2(e), in each case less all applicable withholdings and deductions, at the time and in the form set forth on Appendix A.

(c)                                  Provided that you do not resign your employment without Good Reason (and not due to Disability) prior to the end of the Employment Transition Period, this Agreement becomes effective on the Second Release Effective Date (as defined in Section 5(d) below) and you remain in compliance with this Agreement at all times, the Company will pay you an amount equal to $100,000 (the “Second Release Consideration”), less all applicable withholdings and deductions, paid in equal installments over the twenty-four month period following the Second Release Effective Date in accordance with the Company’s regular payroll practices, with any payments that would have otherwise been made during the period between the Separation Date and the Second Release Effective Date to be paid to you in a cash lump sum payment with the first installment.

3.                                      Release.

(a)                                 You hereby release, discharge and forever acquit the Company, and its affiliates and subsidiaries and each of their past, present and future stockholders, directors, employees, agents, successors and assigns of the foregoing, in their personal and representative capacities (individually, “Company Party,” and collectively, the “Company Parties”), from liability for, and hereby waive, any and all claims, charges, liabilities, causes of action, rights, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, benefits, obligations, damages, demands or liabilities of every nature, kind and description, in law, equity or otherwise, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which you or your heirs, executors, administrators, spouse, relatives, successors or assigns ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever: (i) arising from the beginning of time through the date upon which you sign this Agreement or re-execute this Agreement (as applicable) including, but not limited to (A) any such Claims relating in any way to your employment relationship with the Company or any other Company Parties, and (B) any such Claims arising under any federal, state, local or foreign statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law and any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) relating to wrongful employment termination; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of the other Company Parties and you, including, without limitation, the Employment Agreement, between you and the Company and any incentive compensation plan or equity plan with any Company Party. Notwithstanding the above, this release does not extend to (A) claims for Accrued Benefits; (B) claims for worker’s compensation benefits or for an occupational disease; (C) any whistleblower claims arising under the Sarbanes-Oxley Act or Dodd-Frank Wall Street Reform and Consumer Protection Act; (D) claims to require the Company to honor its commitments set forth in this Agreement; (E) claims to interpret or to determine the scope, meaning or effect of this Agreement; (F) claims for indemnification and officers and directors liability insurance coverage under Section 4.7 of the Employment Agreement, the Company’s charter, by-laws or applicable law; and/or (G) claims that cannot be waived as a matter of law pursuant to federal, state, or local law (collectively, clauses (A) through (G) are the “Excluded Claims”).

(b)                                 You further acknowledge and agree that, except with respect to the payments, benefits and performance and vesting credit set forth in Section 1, the Excluded Claims and the payments and benefits set forth on Appendix A, the Company Parties have fully satisfied any and all obligations whatsoever owed to you arising out of your employment with the Company or any other Company Party, and that no further payments or benefits are owed to you by the Company or any other Company Party.

4.                                      Attorney Consultation; Voluntary Agreement.

(a)                                 You acknowledge that (i) the Company has advised you to consult with an attorney of your own choosing before signing this Agreement, (ii) you have been given the opportunity to seek the advice of counsel, (iii) you have carefully read and fully understand all of the provisions of this Agreement, including the release in Section 3 (the “Release”), (iv) the Release specifically applies to any rights or claims you may have against the Company Parties pursuant to the ADEA, (v) you are entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which you are not otherwise entitled, including the payments and benefits referenced in items 2(a) through 2(e) of Appendix A of this Agreement and (vi) you have the full power, capacity and authority to enter into this Agreement.

(b)                                 This Agreement is being offered to you in connection with a group termination. In accordance with 29 C.F.R. § 1625.22, attached hereto as Appendix B is a listing of the ages and job titles of persons who were selected for this termination program and persons in the same decisional unit who were not selected for this termination program.

5.                                      Review and Revocation Period.

(a)                                 You have forty-five (45) days following your receipt of this Agreement to review its terms, including the Release, and to reflect upon them and consider whether you want to sign it, although you may sign it sooner. You understand and agree that you may consent to this Agreement, including the Release, by signing and returning this Agreement within the applicable time frame to General Counsel, Rite Aid Corporation, 30 Hunter Lane, Camp Hill, PA 17011 or by e-mail at jcomitale@riteaid.com.

(b)                                 You may revoke your consent to the Release within the seven day period beginning on the date you execute this Agreement (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by you and delivered to the Company at the above address before 11:59 p.m., Eastern Standard time, on the last day of the Release Revocation Period.

(c)                                  In the event of such revocation by you, the Release shall be of no force or effect, and you will not have any rights and the Company will not have any obligations under Section 2(b) of this Agreement. Provided that you do not revoke your consent to the Release within the Release Revocation Period, the Release shall become effective on the eighth

(8th) calendar day after the date upon which you execute this Agreement (the “Release Effective Date”).

(d)                                 In order to be entitled to the payments referenced in Section 2(c) of this Agreement, you must re-execute this Agreement on or within forty-five (45) days following the Separation Date. You may revoke your re-execution of this Agreement within the seven day period beginning on the date you re-execute this Agreement. If this Agreement is not re-executed within such forty-five (45) day period, or if you timely revoke your re-execution, the Company shall have no obligations under Section 2(c) of this Agreement. This in no way affects your prior release of claims under this Agreement. Provided that you do not timely revoke your re-execution of this Agreement, the Release shall become effective on the eighth (8th) calendar day after the date upon which you re-execute this Agreement (the “Second Release Effective Date”) and be deemed to cover any claims which you have, may have had, or thereafter may have existing or occurring at any time on or before the date on which you re-execute this Agreement.

6.                                      Restrictive Covenants. You acknowledge and agree that the confidentiality obligations and the restrictive covenants and agreements set forth in Sections 6 and 7 of the Employment Agreement, respectively, and any other written restrictive covenants and confidentiality agreements in effect with the Company, are incorporated herein by reference and fully made a part hereof for all purposes and remain in full force and effect.

7.                                      Cooperation. To the extent provided in Section 5.3 of the Employment Agreement, you agree that, at mutually agreeable times, you will meet with representatives of the Company, or its respective parent or subsidiary company representatives and provide any information you acquired during the course of your employment relating in any way to any legal disputes involving the Company. You further agree that you will cooperate fully with the Company relating to any such litigation matter or other legal proceeding in which you were involved or on which you have knowledge by virtue of your employment with the Company, including any existing or future litigation or other legal proceeding involving the Company, whether administrative, civil or criminal in nature in which and to the extent the Company deems your cooperation necessary. You will be entitled to reimbursement by the Company of reasonable costs and expenses incurred by you in connection with complying with your obligations under this Section 7.

8.                                      Non-Disparagement. You agree that you will not make any disparaging comments or remarks, in writing, orally or electronically (“Disparaging Remarks”), about the Company and its respective products and services. The Company agrees that current or future members of its senior management team will not, for as long as such individuals, respectively, remain affiliated with the Company, make any Disparaging Remarks about you.

9.                                      Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to your attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you (I) file any document containing the trade secret under seal and (II) do not disclose the trade secret except pursuant to court order. Nothing in this Agreement or any other agreement you have with the Company is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement you have with the Company will prohibit or restrict you from making any voluntary disclosure of information or documents related to any violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

10.                               No Admission. Nothing herein will be deemed to constitute an admission of wrongdoing by you or any of the Company Parties. Neither this Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

11.                               Counterparts. This Agreement may be executed in counterparts, and each counterpart, when so executed and delivered, will be deemed to be an original and both counterparts, taken together, will constitute one and the same Agreement. A faxed or .pdf-ed signature will operate the same as an original signature.

12.                               Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Company and any successor organization which shall succeed to the Company by acquisition, merger, consolidation or operation of law, or by acquisition of assets of the Company and any assigns. You may not assign this Agreement, except with respect to the rights provided under Section 2 of this Agreement, which will inure to the benefit of your heirs, executors and administrators. In the event of your death at any time, your estate will receive all unpaid payments and benefits due you under this Agreement, including under Appendix A.

13.                               Severability; Blue-Penciling. The provisions of this Agreement are severable and the invalidity of any one or more provisions will not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the scope thereof, the Parties hereto agree that said court in making such determination shall have the power to reduce the scope of such provision to the extent necessary to make it enforceable, and that this Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

14.                               Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any conflict of law principles thereof that would give rise to the application of the laws of any other jurisdiction.

15.                               Entire Agreement/No Oral Modifications. This Agreement constitutes the entire agreement between you and any of the Company Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, representations, arrangements or agreements relating thereto, whether written or oral, including but not limited to the Employment Agreement, provided, however, that Section 4.7 of the Employment Agreement shall survive the

Separation Date, and Sections 6 and 7 of the Employment Agreement shall remain in effect, for the duration and on the terms set forth therein. You represent that in executing this Agreement, you have not relied on any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding on the Parties unless in writing and signed by both Parties.

*                                         *                                         *

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the dates indicated below.

Rite Aid Corporation		Darren W. Karst

By:	/s/ James J. Comitale	/s/ Darren W. Karst
	Name: James J. Comitale	Darren W. Karst
Title: SVP, General Counsel & Secretary
Date: March 12, 2019
Date: March 12, 2019

RE-EXECUTION ON OR AFTER THE SEPARATION DATE
ACKNOWLEDGED AND AGREED

Darren W. Karst

/s/ Darren W. Karst
Darren W. Karst

Date:	July 9, 2019

APPENDIX A

ACCRUED BENEFITS AND SEVERANCE BENEFITS

1.              Accrued Benefits: The Company will pay or provide to you through the Separation Date (i) your Base Salary earned plus any paid time off that has been accrued but unused in accordance with the Company’s policies; (ii) any reimbursements owed to you pursuant to Sections 4.2, 4.4, and 4.6 of the Employment Agreement; (iii) $415,125, representing the remaining 50% of your Retention Award (as defined in your retention letter agreement dated February 20, 2018 (the “Retention Letter”)) pursuant to the terms of the Retention Letter on May 1, 2019; and (iv) vesting and actual performance credit under all outstanding equity and other long-term incentive awards; and (v) the amounts accrued and credited to your account under the Company’s Supplemental Executive Retirement Plan, 401(k) Savings Plan and other tax-qualified retirement plans and employee welfare benefits in each case in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (the “Accrued Benefits”).

2.              Severance Benefits: You will be paid or provided with the following payments/benefits:

a.              (i) $3,728,375, representing two times the sum of Base Salary and Annual Target Bonus less the Second Release Consideration in respect of the Release, payable in equal installments over 24 months following the Separation Date in accordance with the Company’s regular payroll practices and (ii) $100,000 representing the Second Release Consideration in respect of the Second Release, payable in the time and form set forth in Section 2(c).

b.              Annual bonus for FY 2019 based on actual performance (as determined on a basis consistent with the methodology applied to members of the Company’s executive team generally). To the extent earned, the annual bonus will be paid at the same time as annual performance bonus amounts are paid to the Company’s executive team generally.

c.               Pro-rata portion of your annual bonus for FY 2020 based on actual performance following determination by the Board that the Company has achieved or exceeded its annual performance targets for the year, determined by multiplying your then Annual Target Bonus (on the date hereof, 125% of your Base Salary) by a fraction (x) the numerator of which is the number of days between the beginning of the 2020 fiscal year and the Separation Date and the denominator of which is 365, paid at the same time as annual performance bonus amounts are paid to the Company’s executive team generally in respect of FY 2020.

d.              Accelerated vesting as of the Separation Date with respect to those stock options and restricted stock awards that would have vested within the two (2) year period following the Separation Date.

e.               With respect to health insurance coverage, the cost of COBRA continuation coverage to be elected by you (and equivalent benefits which shall be provided by the Company following expiration of any COBRA continuation period) to you and your immediate family for a period of two (2) years following the Separation Date.

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